EXHIBIT 10.2

PARTICIPATION AGREEMENT
Dated as of June 22, 2006
among
LENNOX PROCUREMENT COMPANY INC.,
as Lessee,
LENNOX INTERNATIONAL INC., as Guarantor,
BTMU CAPITAL CORPORATION, as Lessor,
MHCB (USA) LEASING AND FINANCE CORPORATION,
as initial holder of all of the Notes,
and
MHCB (USA) LEASING AND FINANCE CORPORATION,
Administrative Agent

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SECTION 8.5.	Headings, etc	40
SECTION 8.6.	Parties in Interest	40
SECTION 8.7.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS	40
SECTION 8.8.	Expenses	42
SECTION 8.9.	Severability	42
SECTION 8.10.	Limited Liability of Lessor	42
SECTION 8.11.	Closing	43
SECTION 8.12.	Existing Lennox Leases	43

APPENDIX A Definitions and Interpretation

SCHEDULES
SCHEDULE 8.2 Notice Information; Wire Information

EXHIBITS
EXHIBIT A Form of Mortgage
EXHIBIT B Form of Assignment of Lease
EXHIBIT C Form of Environmental Audit Reliance Letter
EXHIBIT D Form of Lessor Confirmation
EXHIBIT E Form of Subordination Agreement
EXHIBIT F Form of Certification from Transferee of Lessor
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PARTICIPATION AGREEMENT
     THIS AGREEMENT, dated as of June 22, 2006 (as it may be amended or modified from time to time in accordance with the provisions hereof, this “Agreement”), is among LENNOX PROCUREMENT COMPANY INC., a Delaware corporation (together with its successors and permitted assigns, “Lessee”), LENNOX INTERNATIONAL, INC., a Delaware corporation (together with its successors and permitted assigns, “Guarantor”), BTMU CAPITAL CORPORATION, a Delaware corporation, as Lessor (together with its successors and assigns, the “Lessor”), MHCB (USA) LEASING AND FINANCE CORPORATION, a New York corporation (“MHCB”), as initial holder of all of the Notes (together with its successors and assigns, “Lender”), and MHCB, as administrative agent (together with its successors and permitted assigns, “Administrative Agent”).
PRELIMINARY STATEMENT
     In accordance with the terms and provisions of this Agreement, the Lease, the Credit Agreement and the other Operative Documents, (i) Lessor contemplates acquiring the Property, and leasing the Property to Lessee, (ii) Lessor wishes to obtain, and each of the Lenders are willing to provide, financing of a portion of the funding of the acquisition of the Property, (iii) Lessee wishes to lease the Property from Lessor, and (iv) Guarantor is willing to provide its Guaranty to the beneficiaries named therein.
     In consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION I
DEFINITIONS; INTERPRETATION
     Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Agreement.
SECTION II
ACQUISITION AND LEASE;
NATURE OF TRANSACTION
     SECTION 2.1. Agreement To Acquire And Lease. The Seller and the Buyer have entered into the Purchase Agreement, pursuant to which Seller has agreed to sell the Property to the Buyer and the Buyer has agreed to purchase the Property, subject, each case, to satisfaction of certain conditions precedent. Effective as of the effective date of this Agreement (also sometimes herein referred to as the Closing Date), subject to all conditions precedent in this Agreement, (i) Buyer is assigning its rights under the Purchase Agreement to Lessor, (ii) Lessor is advancing the purchase price required by the Purchase Agreement for the Property using the proceeds of the Loan and the Equity Investment, and thereby acquiring fee simple interest in the Property, subject to the Permitted Liens, (iii) Lessor is leasing the Property to Lessee pursuant to the Lease, and (iv) Lessee is leasing the Property from Lessor pursuant to the Lease. Also effective as of the Closing Date, the parties to this Agreement are joining with Seller in executing the Escrow Agreement which will supplement the Purchase Agreement to establish the terms and conditions of (A) the release from escrow and delivery of (i) Seller’s deed, which will convey the Property to Lessor, and of the Operative Documents to Lessor, (B) the delivery of the purchase price for the Property required by the Purchase Agreement, and (C) the release (defeasance) of a lien against the Property, which was granted by Seller to secure financing previously obtained. As provided in the Escrow Agreement, the rights and obligations of the parties thereunder will not be subject to any conditions precedent set forth herein, nor will they be contingent upon any delivery or release from escrow of this Agreement or other Operative Documents. In connection with the Purchase Agreement (as modified and supplemented by the Escrow Agreement), Lessee will be acting and is hereby authorized to act as Lessor’s agent to perform on its behalf any obligations that may arise under such Agreement, including execution and delivery of the Purchase Agreement Documents, other than the acceptance of the conveyance of the Property and payment of the purchase price therefor.
SECTION 2.2. Funding Of Acquisition Costs
          (a) Funding and Payment of Purchase Price for Property on Closing Date. Subject to the terms and conditions of this Agreement and the other Operative Documents, on the Closing Date, the Lenders shall, make a term loan to Lessor in an amount equal to $32,962,395.40 (the “Loan”) and the Lessor, together with its own funds in the amount of $8,240,598.85 (such amount, less any Additional Payment made pursuant to the Lease, plus all Yield capitalized pursuant to Section 2.3(a), the “Equity Investment”), shall acquire the Property from the Seller and lease the Property to Lessee pursuant to the Lease. Guarantor shall guaranty the obligations of Lessee under the Lease and the other Operative Documents to which it is a party pursuant to the Guaranty.
          (b) Adjustments Following any Additional Payment. If, pursuant to the Lease, Lessor requires that Lessee pay the Additional Payment and Lessee complies with its obligation to pay the Additional Payment, then commencing on each Payment Date after payment by Lessee of the Additional Payment, the Yield payable with respect to the Equity Investment shall not be paid by Lessee, but rather shall be capitalized and added to the outstanding principal of the Equity Investment on the applicable Payment Date, until (but only until) all such amounts capitalized and added to the principal of the Equity Investment equals the Additional Payment. In no event will any payment of accrued Yield in excess of the Additional Payment be excused by this provision, and all Yield capitalized pursuant to this provision will be included in the principal balance of the Equity Investment used to compute subsequently accruing Yield.
SECTION 2.3. Equity Investment Yield, Interest Fees; Adjustment of Basic Rent
     (a) Yield on Equity Investment. The Equity Investment outstanding from time to time shall accrue yield (“Yield”) at a rate equal to the LIBOR Rate plus the Applicable Margin computed using the actual number of days elapsed and a 360-day year. As provided in the preceding section, however, any payment of the Additional Payment shall be applied to the reduction of the Equity Investment on the date received, and on each Payment Date thereafter Yield shall not be payable, but rather shall be capitalized and added to the Equity Investment, until the first Payment Date after all such capitalized Yield equals or exceeds the Additional

Payment. No Yield shall be payable on such Additional Payment. If all or a portion of the principal amount of or Yield on the Equity Investment shall not be paid when due then, without limiting the rights of Lessor under the Lease, such overdue amount shall, accrue yield at the Overdue Rate from the initial due date until paid in full (as well after as before judgment).
          (b) Interest on the Loan. The outstanding principal amount of the Loan shall accrue interest at a rate equal to the LIBOR Rate plus the Applicable Margin (the “Interest Rate”), computed using the actual number of days elapsed and a 360-day year. If all or a portion of the principal amount of or interest on a Loan shall not be paid when due, such overdue amount shall accrue interest at the Overdue Rate from the initial due date until paid in full (as well as before judgment).
          (c) Fees. Lessee agrees to pay the Structuring Fee to Lessor and the Participation Fee to Lender, in each case, on the Closing Date.
          (d) Rate Determinations. Unless Administrative Agent shall notify the parties hereto to the contrary, on or prior to the commencement of each Rent Period, Lessor, on behalf of Administrative Agent, shall determine the LIBOR Rate or Alternative Rate, as applicable, and on each Calculation Date, any change in the Applicable Margin, which determinations shall be conclusive absent manifest error, and shall provide notice to the Lenders of such determination of the LIBOR Rate or Alternative Rate, and notice to Lessee and the Lenders of any change in the Applicable Margin.
          (e) Adjustment of Basic Rent. The parties hereto acknowledge that on the Closing Date Lessor will enter into an Interest Rate Swap Agreement pursuant to which Lessor will agree to pay to the counterparty thereunder the fixed payments of Basic Rent due from Lessee pursuant to the Lease and the swap counterparty will agree to make floating payments to the order of Lessor in amounts that are intended to be sufficient to pay the interest due on the outstanding principal amount of the Loan and Yield payable on the Equity Investment. The Basic Rent payable by Lessee pursuant to the Lease was calculated on the Closing Date by reference to, among other things, the applicable Pricing Level and such Interest Rate Swap. The parties intend and agree that, to the extent that the Pricing Level changes on a Calculation Date due to a change in Guarantor’s Debt to Adjusted EBITDA Ratio, the Basic Rent due and payable by Lessee pursuant to the Lease shall be recalculated as of such Calculation Date by reference to, among other things, such Interest Rate Swap Agreement and the then applicable Pricing Level, and Lessor shall produce a new schedule of Basic Rent that will be subject to the reasonable approval of each of Lessor, Lessee, Guarantor and all of the Lenders. Following approval of the adjusted schedule of Basic Rent, the Lease will be modified or supplemented to include the adjusted schedule and thereafter Lessee shall be obligated to pay Basic Rent in accordance with such adjusted schedule.
     SECTION 2.4. Characterization of the Lease.
          (a) Intent of the Parties. It is the intent of Lessee, Lessor and Lender that (1) for the purposes of determining the proper accounting for the Lease by Lessee, Lessor will be treated as the owner and landlord of the Leased Property and Lessee will be treated as the tenant of the Leased Property; and (2) for income and other tax purposes and for real estate, commercial law (including bankruptcy) and regulatory purposes, (A) Lessee owns the Leased Property and will be entitled to all tax benefits ordinarily available to an owner of property similar to the Leased Property, (B) the Lease will be treated as a financing arrangement, (C) Lessor will be treated as a lender making a loan to Lessee in a principal amount equal to the Lease Balance, which loan is secured by the Leased Property, and (D) the Lender will be treated as a lender making a loan to Lessor, which will constitute indebtedness for purposes of federal income taxation in an aggregate principal amount equal to the aggregate principal amount of the Note. Consistent with such intent, by the provisions set forth in the Memorandum of Lease, Lessee is granting to Lessor a lien upon and warranting title to the Land and the Improvements and all rights, titles and interests of Lessee in and to other Leased Property, WITH POWER OF SALE, to secure all obligations (monetary or otherwise) of Lessee arising under or in connection with any of the Operative Documents. Without limiting the generality of the foregoing, the parties to this Agreement desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning Lessee or Lessor and in other contexts. Accordingly, the parties expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting Lessee or Lessor or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by the Lease will be characterized and treated as loans made to Lessee by Lessor, as an unrelated third party lender to Lessee, secured by the Leased Property.
          (b) Responsibility for Proper Characterization. Notwithstanding the foregoing, Lessee acknowledges and agrees that neither Lessor nor Lender has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Lease or other Operative Documents and that Lessee has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.
          (c) The parties intend that Lessee’s obligations not be reduced by reason of any prepayment of the principal amount the Loan by Lessor or any foreclosure under the Mortgage if the foreclosure is made subject to Lessee’s rights under the Lease. Therefore, for purposes of computing all payments of Basic Rent following any such prepayment or foreclosure, in the case of a foreclosure, the Loan, the Equity Investment and the Lease Balance will be deemed not to be reduced by any proceeds of a foreclosure sale (be it in the form of a credit bid or otherwise) received upon any foreclosure of the lien of the Mortgage if the sale is made subject to the rights of Lessee under the Lease and, in the case of any prepayment of the principal of the Loan, the Loan and the Lease Balance will be deemed not to have been reduced by the amount of such principal prepayment.
     SECTION 2.5. Amounts Due Under Lease. Notwithstanding anything else to the contrary herein, it is the intention of Lessee, Lessor, Lender and Guarantor that, subject to the exceptions listed below in this section: (i) the amount and timing of Basic Rent due and payable from time to time from Lessee under the Lease, as converted into floating payments pursuant to the Interest Rate Swap Agreement entered into by Lessor on the Closing Date, shall be equal to the aggregate payments due and payable on each Payment Date with respect to interest on, and any principal of, the Loan and Yield on, and any principal of, the Equity Investment; (ii) if Lessee elects the Purchase Option or becomes obligated to purchase the Leased Property, the outstanding principal amount of the Loan and the Equity Investment, all interest and Yield thereon, plus all costs and any other amounts payable by Lessee under any Operative Document and all other obligations of Lessee owing to Lessor and Lender shall be paid in full by Lessee; (iii) if Lessee properly elects the Remarketing Option or the Surrender Option, the principal amount of, and accrued interest on, the Loan and the Equity Investment plus all costs and any other amounts payable by Lessee under any Operative Document will be paid out of the Lessee Obligation; and (iv) upon any acceleration of the Termination Date and Lessee’s obligation to purchase the Leased Property under the Lease as a result of a Lease Event of Default that did not arise solely from a Limiting Event, the amounts then due and payable by Lessee under the Lease shall include all amounts necessary to pay in full the Loan, and accrued interest thereon, the Equity Investment and accrued Yield thereon and all other obligations of Lessee owing to Lessor and Lender. The understanding set forth in the preceding sentence is subject to the following exceptions:
          (a) After any Additional Payment, Basic Rent will not be sufficient to cover Yield as it accrues on the Equity Investment to the extent that such Yield is to be capitalized and added to the Equity Investment as provided in Sections 2.2(b) and 2.3(a).
          (b) Lessee’s obligations (including its obligations to pay Basic Rent) will not be accelerated or increased by reason of (1) any Default or Event of Default on the part of Lessor under the Credit Agreement (e.g., a failure of Lessor to maintain its corporate existence as required by the Operative Documents or the existence of judgment lien against Lessor which constitutes a Lessor Lien) unless such Default or Event of Default is caused by a corresponding Lease Default or Lease Event of Default on the part of Lessee (e.g., a failure by Lessee to rectify any lien against the Leased Property other than a Lessor Lien within the period for cure allowed by the Lease) or (2) any modifications to the Notes, the Credit Agreement, the Deed of Trust or other documents that evidence or secure the Loan made without Lessee’s prior written approval or consent.
SECTION III
CONDITIONS PRECEDENT
     The obligations of Lessor, and Lender shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to the Closing Date of the following conditions precedent, provided that the obligations of Lessor and Lender, respectively, shall not be subject to any conditions contained in this Section 3 which are required to be performed by Lessor and Lender, respectively:
          (a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:
               (i) Deed and Purchase Agreement. The form of the original Deed to be duly executed by the applicable Seller and in recordable form, and copies of the Purchase Agreement and the Purchase Agreement Documents, duly executed by such Seller and Buyer and assigned to Lessor, shall each have been delivered to Lessor and Lender.

               (ii) Memorandum of Lease. The original of the Memorandum of Lease, if any, duly executed by Lessee and Lessor and in recordable form, shall have been delivered to Administrative Lessor and Lender.
               (iii) Mortgage and Assignment of Lease. Counterparts of the Mortgage in the form of Exhibit A attached hereto, duly executed by Lessor and in recordable form, and the Assignment of Lease in the form of Exhibit B attached hereto related to the Leased Property in recordable form, duly executed by Lessor, shall have been delivered to Lender.
               (iv) Guaranty. Counterparts of the Guaranty, duly executed by Guarantor, shall have been delivered to Lender, Lessor and Administrative Agent.
               (v) Credit Agreement; Notes. Counterparts of the Credit Agreement, duly executed by Lessor, Administrative Agent and Lender shall have been delivered to each of Lessor, Administrative Agent and Lender. The Notes, duly executed by Lessor, shall have been delivered to Lender.
               (vi) This Agreement. Counterparts of this Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.
               (vii) Lease. Counterparts of the Lease, duly executed by the parties thereto shall have been delivered to each of the parties hereto.
               (viii) Assignment of Guaranty. Counterparts of the Assignment of Guaranty, duly executed by the parties thereto shall have been delivered to each of the parties hereto.
               (ix) Escrow Agreement. Counterparts of the Escrow Agreement, duly executed by Seller, Title Company, Lessee, Lessor, Lenders and Administrative Agent shall have been delivered to each of the parties hereto.
               (x) Other Operative Document. Each other Operative Document, other than the Subordination Agreements, shall have been executed and delivered to the parties thereto.
          (b) Credit Agreement. All conditions specified in the Credit Agreement shall have been, and shall remain, satisfied in full to the satisfaction of Administrative Agent and Lender.
          (c) Survey. Lessee shall have delivered, or shall have caused to be delivered, to Lessor, Administrative Agent and Lender, at Lessee’s expense, sufficient copies of an accurate survey prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys certified to Lessor, each of the Lenders and Administrative Agent in a form satisfactory to Lessor, Lender and Administrative Agent and showing no state of facts reasonably unsatisfactory to Lessor, Lender or Administrative Agent and prepared within ninety (90) days of the Closing Date by a Person reasonably satisfactory to Lessor, Lender and Administrative Agent. Such survey shall (1) be acceptable to the Title Insurance Company, (2) show no encroachments on the Land by structures owned by others, and no encroachments from any part of the Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to Lessor, Lender, Administrative Agent or the Title Insurance Company, and be reasonably acceptable to each such Person.
          (d) Title and Title Insurance. On the Closing Date, Lessor shall receive from the Title Insurance Company an Owner’s Policy of Title Insurance and an alternative Mortgagee Policy of Title Insurance (insuring the lien of the mortgage contained in the Memorandum of Lease) issued to Lessor and its successors and assigns including Administrative Agent, and Administrative Agent shall receive from the Title Insurance Company a Mortgagee Policy of Title Insurance issued by Title Insurance Company for the Mortgage, in each case, reasonably acceptable in form and substance to Lessor and Administrative Agent, respectively (collectively, the “Title Policy”). The Title Policy shall be dated as of the Closing Date, and, to the extent permitted under Applicable Law, shall include coverage over the creditors’ rights exclusion and the general exceptions to such policy and shall contain such affirmative endorsements as to mechanic’s liens, easements and rights-of-way, encroachments, the non-violation of covenants and restrictions, zoning, survey matters and other matters as Lessor or Administrative Agent shall reasonably request, including, without limitation, an appropriate “re-characterization” endorsement.
          (e) Appraisal. At least ten (10) days prior to the Closing Date, Lessor and Administrative Agent shall have received sufficient copies of a report of the Appraiser (an “Appraisal”), paid for by Lessee, which shall meet the requirements of FIRREA, shall be satisfactory to each of Lessor and Lender in their sole discretion, and shall state in a manner satisfactory to each of Lessor and Lender in their sole discretion, the estimated “as vacant” value of the Leased Property.
          (f) Environmental Audit and Related Reliance Letter. Lessor, Administrative Agent and Lender shall have received sufficient copies of an Environmental Audit (from Terracon Consultants, Inc. or a firm selected by Lessor and Lender and acceptable to Lessee) for the Leased Property showing that no Hazardous Materials are present and otherwise satisfactory to Lessor and Lender; and the firm that prepared the Environmental Audit for the Leased Property shall have delivered to Lessor and Lender and Administrative Agent a letter substantially in the form set forth on Exhibit C hereto stating that each of Lessor, Administrative Agent and Lender may rely upon such firm’s Environmental Audit of the Land, it being understood that acceptance of any such Environmental Audit shall not release or impair Lessee’s or Guarantor’s obligations under the Operative Documents with respect to any environmental liabilities relating to the Leased Property.
          (g) Evidence of Insurance. Lessor and Administrative Agent shall have received from Lessee certificates of insurance evidencing that the Insurance Requirements have been fully complied with (including the naming each Lessor, Administrative Agent and Lender as additional insured with respect to liability insurance and the naming of Administrative Agent, on behalf of each of the Lenders, as loss payee and mortgagee with respect to property and casualty insurance), in form and substance satisfactory to Lessor, Administrative Agent and Lender.

          (h) Lien Searches, Financing Statements. Uniform Commercial Code lien searches shall have been performed and sufficient copies thereof delivered to Lessor and Administrative Agent, which shall indicate to each of such party’s reasonable satisfaction that there are no Liens (regardless of whether senior, pari passu or junior) in effect with respect to any collateral which would be subject to the security interest granted to (x) the Administrative Agent pursuant to the Credit Agreement and (y) Lessor pursuant to the Memorandum of Lease and UCC-1 financing statements covering such collateral shall have been prepared, executed by the parties thereto and copies thereof delivered to Lessor, Administrative Agent and Lender, all of which shall be in form and substance reasonably acceptable to such recipients.
          (i) Recording Fees; Transfer Taxes. Each of Lessor and Administrative Agent shall have received satisfactory evidence of the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the Deed, the Lease (or memorandum thereof), the Mortgage, the Assignment of Lease and any UCC financing statements to be filed with the Secretary of State of Delaware (or other appropriate filing office) as either Lessor or Administrative Agent deems necessary or desirable in order to protect such party’s interests.
          (j) Lessee and Guarantor Opinions. The opinion of Counsel to Lessee and Guarantor, dated the Closing Date, in form reasonably acceptable to each of Lessor, Administrative Agent and Lender.
          (k) Litigation. No action or proceeding shall have been instituted or threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely to materially adversely affect the Leased Property or any transaction contemplated by the Operative Documents or which could reasonably be expected to result in a Material Adverse Effect.
          (l) Legality. In the opinion of Lessor or Lender or their respective counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for Lessor or Lender to participate in any of the transactions contemplated by the Operative Documents.
          (m) No Events. (i) No Event of Default, Default, Significant Casualty or Significant Condemnation shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or a Significant Condemnation, and (iii) there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect.
          (n) Representations. Each representation and warranty of the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of the Closing Date.

          (o) Zoning. The Leased Property complies with all applicable zoning ordinances or similar land use restrictions.
          (p) Governmental Authorizations. All authorizations, if any, required by any Governmental Authority for the operation of the Leased Property as an office or distribution facility, as applicable, which are presently procurable shall have been obtained.
          (q) Taxes. All Taxes payable on or prior to the Closing Date in connection with the Property shall have been paid in full or otherwise provided for by Lessee. All sales taxes and duties related to the transactions contemplated by the Operative Documents due and payable as of the Closing Date have been paid or otherwise provided for by Lessee.
          (r) Utilities. All utility services necessary for use of the Property (including without limitation, electric, gas, telephone, water and sewer service) are available to the Leased Property, and Lessee has the right to connect to and use all utility services without restriction; and that all necessary easements appurtenant to the Land to provide such utility services to the Property have been obtained
          (s) Lessee’s Resolutions and Incumbency Certificate, etc. Lessor and Administrative Agent shall have received (x) a certificate of the Secretary or an Assistant Secretary of Lessee, dated as of the Closing Date, attaching and certifying as to (i) the Board of Directors’ resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its organization, (iv) its by-laws, and (v) good standing certificates for Lessee, dated within thirty (30) days of the Closing Date, from the appropriate offices of (i) the state of Lessee’s organization, and (ii) the state where subject Leased Property is located.
          (t) Guarantor’s Resolutions and Incumbency Certificate, etc. Each of Lessor and Administrative Agent shall have received (x) a certificate of the Secretary or an Assistant Secretary of Guarantor, dated as of the Closing Date, attaching and certifying as to (i) the Board of Directors’ resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its incorporation, (iv) its by-laws, and (v) good standing certificates for Guarantor, dated within thirty (30) days of the Closing Date, from the appropriate offices of the state or states of Guarantor’s incorporation and principal place of business.
          (u) Transaction Expenses. To the extent (if any) not paid from proceeds of the Loan or the Equity Investment, Lessee shall have paid the costs associated with the Transaction then accrued and invoiced which Lessee has agreed to pay pursuant to Section 8.8 hereof to the Persons entitled thereto.
          (v) Lien Status. On the Closing Date, Lessor shall be the owner of the collateral securing the Note, free and clear of any Liens (senior, pari passu or junior) other than

Permitted Liens, and all financing statements, assignments of real property interests and other documents reasonably requested by the Administrative Agent to be recorded or filed in order to perfect and protect such collateral against all creditors of and purchasers from Lessor will have been delivered to the Title Insurance Company for filing in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
          (w) Existing Space Leases. Lessor and Lenders shall have received evidence that each of the tenants under the Existing Space Leases has been notified of the sale of the Property to Lessor, Lessor’s lease of the Leased Property to Lessee pursuant to the Lease and the assignment to and assumption by Lessee of all of the rights and obligations of the owner of the Leased Property pursuant to the Existing Space Leases and that each of such tenants has acknowledged the same:
          (x) Lessor Confirmation. On the Closing Date, Lessor shall deliver to Lessee the certificate in the form attached hereto as Exhibit D.
SECTION IV
REPRESENTATIONS
     SECTION 4.1. Representations of Lessee. Effective as of the date of execution hereof, and as of the Closing Date, Lessee represents and warrants to each of the other parties hereto as follows:
          (a) Organization; Corporate Powers. Lessee (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified as a foreign corporation and in good standing (A) in the jurisdiction where the Leased Property is located and (B) under the laws of each jurisdiction where such qualification is required and where the failure to be duly qualified and in good standing would have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Operative Documents.
          (b) Authority.
               (i) Lessee has the requisite corporate power and authority to execute, deliver and perform the Operative Documents executed by it, or to be executed by it.
               (ii) The execution, delivery and performance (or recording or filing, as the case may be) of the Operative Documents and the consummation of the transactions contemplated thereby, have been duly approved by the Board of Directors of Lessee and no other corporate proceedings on the part of Lessee are necessary to consummate the transactions so contemplated.
          (c) Enforceability of Operative Documents. The Operative Documents executed by Lessee, have been duly executed and delivered (or recorded or filed, as the case may be) by Lessee, and constitute its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors’ rights generally or by equitable principles generally.
          (d) Conflicts. Lessee is not subject to any Contractual Obligation or restriction or to any order, rule, regulation, writ, injunction or decree of any court or Governmental Authority or to any Applicable Law which materially and adversely affects its ability to perform its obligations under the Operative Documents. The execution, delivery and performance by Lessee of each Lessee Document do not and will not (i) conflict or result in a breach of or constitute a default under (A) any Applicable Law in effect as of the date of delivery of the Lessee Documents, (B) the articles of incorporation or by-laws of Lessee, (C) any material agreement or instrument to which Lessee is a party or by which it is bound, or (D) any order, writ, injunction or decree of any court or other Governmental Authority, or (ii) result in the creation or imposition of any Lien upon Lessee’s property pursuant to such agreement or instrument.
          (e) Approvals. Except as have been made, obtained or given, and are in full force and effect, no filing or registration with, consent or approval of, or notice to, with or by any Governmental Authority, is required to authorize, or is required in connection with, the execution, delivery and performance by Lessee of the Operative Documents or the legality, validity, binding effect or enforceability of any Operative Document. The execution, delivery and performance by Lessee of each of the Operative Documents to which it is a party do not require any consent or approval from any of Lessee’s creditors (except as have already been obtained in writing).
          (f) Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of the Lessee, threatened against or affecting the Lessee or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (B) which in any manner draws into question the validity or enforceability of this Agreement or any other Operative Document.
          (g) Ownership of Property. As of the Closing Date, each of Lessee and its Subsidiaries has good title to, or valid leasehold or other appropriate legal interests in, all of its real and personal property material to the operation of its business, free and clear of any Liens except those Liens which would, individually or in the aggregate, not have a Material Adverse Effect. Each of Lessee and its Affiliates owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by Lessee and its Affiliates does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
          (h) Investment Company. Neither Lessee nor any of its Affiliates is required, and will not be required as a result of the Transaction or the offer and sale of the Notes under the circumstances contemplated by the Credit Agreement and this Agreement or the other transactions contemplated by this Agreement and the other Operative Documents, to register as an “investment company” under the Investment Company Act of 1940, as amended, and Lessee is not “controlled” by an “investment company” as defined in the Investment Company Act of 1940, as amended.
          (i) Applicable Law and Agreements. Lessee and each of its Subsidiaries and each Person acting on behalf of any of them is in compliance with (i) all Applicable Law applicable to them and their respective businesses, and (ii) all indentures, agreements or other instruments binding upon it or its properties, in each case where the failure to so comply would have a Material Adverse Effect, either individually or together with other such cases.
          (j) Rights in Respect of the Leased Property. Neither Lessee nor any Affiliate of Lessee is a party to any contract or agreement to sell any interest in the Leased Property or any part thereof, other than pursuant to this Agreement and the Lease.
          (k) Hazardous Materials.
               (i) To the best knowledge of Lessee, there are no Hazardous Materials present at, upon, under or within the Leased Property or released or transported to or from the Leased Property (except in full compliance with all Applicable Law).
               (ii) No Governmental Actions have been taken or are in process or, to the best knowledge of Lessee, have been threatened with regard to the Leased Property, which could reasonably be expected to subject the Leased Property, Administrative Agent, Lender or Lessor to any Claims or Liens under any Environmental Law which would have a Material Adverse Effect on Lessee or a material adverse effect on, Lessor, Administrative Agent, Lender or the Leased Property.
               (iii) Lessee has, or will obtain on or before the date required by Applicable Law, all Environmental Permits necessary to operate the Leased Property in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to so comply would not have a Material Adverse Effect.
               (iv) No notice, notification, demand, request for information, citations, summons, complaint or order has been issued to or filed with or has been received by Lessee, no penalty has been assessed on Lessee and, to its best knowledge, no investigation or review is pending or threatened by any Governmental Authority or other Person in each case relating to the Leased Property with respect to any alleged violation or liability of Lessee under any Environmental Law. No material notice, notification, demand, request for information, citations, summons, complaint or order has been issued to or filed with or has been received by any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person relating to the Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.
               (v) The Leased Property is presently in compliance in all material respects with all Environmental Laws, and there are no present or, to Lessee’s best knowledge, past facts, circumstances, activities, events, conditions or occurrences regarding the Leased

Property (including without limitation the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a material Claim against the Leased Property, Lessor, Administrative Agent, Lender or Lessee, (B) cause the Leased Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which the Leased Property is located, or (D) prevent or interfere with the continued operation and maintenance of the Leased Property as contemplated by the Operative Documents.
          (l) Leased Property. The present condition and use of the Leased Property conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to the Leased Property, and the present use of the Leased Property and Lessee’s future intended use of the Leased Property under the Lease does not, in any material respect, violate any Applicable Law. No notices, complaints or orders of violations or non-compliance have been issued or, to Lessee’s best knowledge, threatened or contemplated by any Governmental Authority with respect to the Leased Property or any present or intended future use thereof or with respect to any Significant Condemnation or Condemnation of the Leased Property, proposed or otherwise. All agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Property as Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to Lessee’s best knowledge will be, obtained and are in full force and effect, and Lessee has no knowledge of any pending modification or cancellation of any of the same.
          (m) Conditions Precedent contained in the Operative Documents; Default. All conditions precedent contained in this Agreement and in the other Operative Documents to be satisfied by Lessee have been satisfied in full or waived in accordance with such Operative Documents. No event has occurred or would occur after giving effect to the transactions contemplated hereby with respect to Lessee which would constitute a Default or Event of Default under the Lease.
          (n) Offering of Notes. Neither Lessee nor anyone acting on behalf of Lessee, has offered, transferred, pledged, sold or otherwise disposed of any Note or any interest in any Note to, or solicited any offer to buy or accepted a transfer, pledge or other disposition of any Note or any interest in any Note from, or otherwise approached or negotiated with respect to any Note or any interest in any Note with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, which would constitute a public distribution of the Notes under the Securities Act, or which would render the disposition of any Note a violation of Section 5 of the Securities Act or any state securities laws, or require registration or qualification pursuant thereto or require registration of Lessee under the Investment Company Act of 1940, as amended, nor will Lessee act, nor has Lessee authorized or will it authorize any Person to act, in such manner with respect to any Note.

          (o) Trust Indenture Act. The initial offer and sale of the Note to Lender, in the manner contemplated in the Credit Agreement, are transactions exempt from the registration requirements of the Securities Act and no indenture with respect to the Notes is required to be qualified under the Trust Indenture Act of 1939, as amended.
          (p) Solvency. Lessee is and, upon consummation of the transactions, contemplated by this Agreement, will be Solvent.
          (q) Indebtedness. The Notes constitute indebtedness for purposes of federal income taxation.
          (r) Foreign Assets Control Regulations, etc. The use of the proceeds of the Loans and the Equity Investment will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     SECTION 4.2. Representations Of Lessor. Effective as of the date of execution hereof and as of the Closing Date, Lessor represents and warrants to each of the other parties hereto as follows:
          (a) Employee Benefit Plans. Lessor is not and will not be making its Equity Investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or of a “plan” (as defined in Section 4975(e)(1)) of the Code).
          (b) Representations and Warranties; No Default. The representations and warranties of Lessor set forth herein and in each of the other Operative Documents are true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date. Lessor not in default with its respective obligations under the Operative Documents.
          (c) Authority of Lessor. The execution and delivery of each Operative Document delivered by Lessor on such date and the performance of the obligations of Lessor under each Operative Document has been duly authorized by all requisite action of Lessor.
          (d) Execution and Delivery by Lessor. Each Operative Document delivered by Lessor on such date has been duly executed and delivered by Lessor.
          (e) Valid and Binding Obligations of Lessor. Each Operative Document delivered by Lessor on such date is a legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.
          (f) No Conflict. The execution and delivery by Lessor of the Lease, this Agreement and each other Operative Document to which Lessor is or will be a party, are not or will not be, and the performance by Lessor of its obligations under each will not be, inconsistent with its organizational documents, do not and will not contravene any Applicable Law and do not and will not contravene any provision of, or constitute a default under, any contractual obligation of Lessor, do not and will not require the consent or approval of, the giving of notice to, the registration with or taking of any action in respect of or by, any Governmental Authority, except such as have been obtained, given or accomplished, and Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents.
          (g) Litigation. There are no pending or, to the knowledge of Lessor, threatened actions or proceeds against Lessor before any Governmental Authority with respect to any Operative Documents or that would have a material adverse effect upon the ability of Lessor to perform its obligations under this Agreement or any other Operative Documents to which it is or will be a party.
          (h) Lessor Liens. No Lessor Liens exist on the Closing Date, and the execution, delivery and performance by Lessor of this Agreement or any other Operative Document to which it is or will be a party will not subject the Leased Property, or any portion thereof, to any Lessor Liens.
     SECTION 4.3. Representations of Guarantor. Effective as of the date of execution hereof, and as of the Closing Date, Guarantor represents and warrants to each of the other parties hereto as follows:
          (a) Organization; Corporate Powers. Guarantor (i) is a corporation duly organized and validly existing under the laws of the State of Delaware, and (ii) has all requisite legal power and authority to enter into this Agreement, the Guaranty and each other Operative Document to which it is a party (the “Guarantor Documents”), to perform and observe the terms and conditions hereof, and has all requisite legal power and authority to own its properties and conduct its business as currently conducted except for such licenses, permits and approvals which would not, individually or in the aggregate, have a material adverse effect on Guarantor’s ability to perform the Guaranteed Obligations. Guarantor is qualified to do business as a foreign corporation in all jurisdictions where its ownership of property or the nature of its business required such qualification except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on Guarantor. Each Guarantor Document has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation by Guarantor enforceable against Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting the enforcement of creditors’ rights and general principles of equity.
          (b) Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (B) which in any manner draws into question the validity or enforceability of this Agreement or any other Operative Document.
          (c) Conflicts. Guarantor is not subject to any Contractual Obligation or restriction or to any order, rule, regulation, writ, injunction or decree of any court or Governmental Authority or to any Applicable Law which materially and adversely affects its ability to perform the Guaranteed Obligations. The execution, delivery and performance by Guarantor of each Guarantor Document do not and will not (i) conflict or result in a breach of or constitute a default under (A) any Applicable Law in effect as of the date of delivery of the Guarantor Documents, (B) the articles of incorporation or by-laws of Guarantor, (C) any material agreement or instrument to which Guarantor is a party or by which it is bound, or (D) any order, writ, injunction or decree of any court or other Governmental Authority, or (ii) result in the creation or imposition of any Lien upon Guarantor’s property pursuant to such agreement or instrument.
          (d) Approvals. The execution, delivery and performance by Guarantor of each Guarantor Document do not require (i) any stockholder approval or the consent or approval of any of Guarantor’s creditors (except as have already been obtained in writing), or (ii) any authorization, consents, or approvals, of or filings with any Governmental Authority, except for such authorization, consents, approvals or filings which have been obtained and are in full force and effect.
          (e) Event of Default. No event has occurred or would occur after giving effect to the transactions contemplated hereby and by the Guaranty with respect to Guarantor which would constitute a Default or Event of Default under the Guaranty. Neither Lessee nor Guarantor is in default in the payment of the principal or interest on any indebtedness for borrowed money or for its deferred purchase of property or in default under any instrument or agreement under and subject to which any such indebtedness has been issued or under any lease, in any case involving the likelihood of any actions or proceedings against it which would not have a Material Adverse Effect on Guarantor.
          (f) Compliance with ERISA.
               (i) Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.
               (ii) As of the Closing Date, the present value of the accumulated benefit obligations under each of the Plans that are subject to Title IV of ERISA (other than Multiemployer Plans), determined in accordance with Financial Accounting Standards Board Statement No. 87 as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than the amounts reported in the most recent Form 10-K filed by Guarantor with the SEC.
               (iii) Guarantor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are Material.
               (iv) The expected post–retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of Guarantor and its Subsidiaries was approximately $14,235,000 as of December 31, 2005.
          (g) Solvency. Guarantor is and, upon consummation of the transactions contemplated by this Agreement and the Guaranty will be Solvent. Transactions are in furtherance of Guarantor’s ordinary business purposes and in furtherance of its corporate purposes with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.
          (h) Financial Information. None of the consolidated financial statements for Guarantor’s Fiscal Year ending at December 31, 2005, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading, provided, however, that to the extent any such information includes or incorporates by reference any forward-looking statement which reflects the Guarantor’s current view (as of the date such Forward-Looking Statement is made) with respect to future events, prospects, projections or financial performance (each, a “Forward-Looking Statement”), such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement. Guarantor represents that the consolidated financial statements specified above (i) are complete and correct in all material respects, and (ii) have been prepared in accordance with GAAP consistently applied, except as otherwise disclosed therein.
          (i) Financial Statements; No Material Adverse Change. Guarantor has furnished to Administrative Agent, Lender and Lessor the audited consolidated balance sheet of Guarantor, Lessee and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended. Such financial statements fairly present the consolidated financial condition of Guarantor, Lessee and its Consolidated Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since December 31, 2005, there have been no changes with respect to Guarantor, Lessee or its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (j) Disclosure. Guarantor has disclosed to Administrative Agent, Lender and the Lessor all agreements, instruments, and corporate or other restrictions to which Lessee is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that Guarantor is required to file with the Securities and Exchange Commission), written statements contemplated hereby or by the Guaranty, representation of Guarantor or Lessee contained in any Operative Document, certificates or other information furnished by or on behalf of Guarantor or Lessee to Administrative Agent, Lender or Lessor, or anyone on their behalf, in connection with the negotiation or syndication of this Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary, provided, however, that to the extent any such information includes or incorporates by reference any Forward-Looking Statement, such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement.
          (k) Offering of Notes. Neither Guarantor nor any Person acting on behalf of Guarantor, has offered, transferred, pledged, sold or otherwise disposed of any Note or any interest in any Note to, or solicited any offer to buy or accepted a transfer, pledge or other disposition of any Note or any interest in any Note from, or otherwise approached or negotiated with respect to any Note or any interest in any Note with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, which would constitute a public distribution of the Notes under the Securities Act, or which would render the disposition of any Note a violation of Section 5 of the Securities Act or any state securities laws, or require registration or qualification pursuant thereto or require registration of Guarantor under the Investment Company Act of 1940, as amended, nor will Guarantor act, nor has Guarantor authorized or will it authorize any person to act, in such manner with respect to any Note.
          (l) Trust Indenture Act. The initial offer and sale of the Notes to each of the Lenders in the manner contemplated in the Credit Agreement are transactions exempt from the registration requirements of the Securities Act and (ii) no indenture with respect to the Note is required to be qualified under the Trust Indenture Act of 1939, as amended.
          (m) Investment Company. Neither Guarantor nor any of its Subsidiaries is required, and will not be required as a result of the Transaction or the offer and sale of the Notes under the circumstances contemplated by the Credit Agreement and this Agreement or the other transactions contemplated by this Agreement and the other Operative Documents, to register as an “investment company” under the Investment Company Act of 1940, as amended, and Guarantor is not “controlled” by an “investment company” as defined in the Investment Company Act of 1940, as amended.
          (n) Conditions Precedent contained in the Operative Documents; Default. All conditions precedent contained in this Agreement and in the other Operative Documents to be satisfied by Guarantor have been satisfied in full or waived in accordance with such Operative Documents. No event has occurred or would occur after giving effect to the transactions contemplated hereby with respect to Guarantor which would constitute a Default or Event of Default under the Lease.
          (o) Indebtedness. The Notes constitute indebtedness for purposes of federal income taxation.

          (p) Taxes. Guarantor and its Subsidiaries and each other Person for whose taxes Lessee or any Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which Lessee or such Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. As of the Closing Date, the charges, accruals and reserves on the books of Lessee and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
          (q) Relationship with Lessee. Lessee is Wholly Owned Subsidiary of Guarantor.
     SECTION 4.4. Representations of Administrative Agent. Effective as of the Closing Date, Administrative Agent represents and warrants (in its individual capacity) to each of the other parties hereto as follows:
          (a) Organization; Authority. Administrative Agent (i) is a duly organized and validly existing corporation organized under the laws of the State of New York, and (ii) has all requisite power and authority to execute, deliver and perform the Operative Documents executed by it, or to be executed by it.
          (b) Authority of Lessor. The execution and delivery of each Operative Document delivered by Administrative Agent on such date and the performance of the obligations of Administrative Agent under each Operative Document has been duly authorized by all requisite action of Administrative Agent.
          (c) Execution and Delivery by Administrative Agent. Each Operative Document delivered by Administrative Agent on such date has been duly executed and delivered by Administrative Agent.
          (d) Valid and Binding Obligations of Administrative Agent. Each Operative Document delivered by Administrative Agent on such date is a legal, valid and binding obligation of Administrative Agent, enforceable against Administrative Agent in accordance with its terms.
     SECTION 4.5. Representations of Lenders. Effective as of the date of execution hereof and as of the Closing Date, each Lender represents and warrants to each of the other parties hereto as follows:
          (a) Employee Benefit Plans. No Lender is nor will be making its Loan hereunder with the assets of an “employee benefit plan” as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or of a “plan” (as defined in Section 4975(e)(1) of the Code).

          (b) Securities Laws. Lender is purchasing the Notes for its own account for investment only and not with a view towards the resale or distribution thereof in violation of the Securities Act. Lender is not participating and does not have a participation in any such distribution or the underwriting of such distribution. All subsequent offers and sales, if any, of the Notes by Lender shall be made pursuant to registration of the Notes being offered and sold under the Securities Act or pursuant to an exemption from registration; Lender has no present intention of selling or otherwise disposing of any of the Notes in violation of applicable securities laws and any such sales may only be made in conformity with all applicable federal and state securities laws.
SECTION V
COVENANTS
SECTION 5.1. Covenants of Lessee
          (a) Qualification to do Business. Lessee shall remain qualified to do business in the state where the Leased Property is located.
          (b) Existence; Conduct of Business. Lessee will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges and franchises related to the Lease or the Leased Property and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.
          (c) Compliance with Laws, Etc. Lessee will, and will cause each of its Subsidiaries to, comply with all Applicable Laws of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws and ERISA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. If at any time an event or condition shall have occurred and be continuing which results in any Leased Property being in violation of any Environmental Law, or a notice, complaint, or order or finding of violation or non-compliance with any Environmental Law shall have been received by Lessee with respect to any Leased Property, Lessee shall, at its option, promptly commence and diligently perform all remedial work, at Lessee’s own cost and expense, necessary or desirable to bring the Leased Property into full compliance with Environmental Laws by not later than the earlier of (i) twelve months after the date of discovery of such event or condition and (ii) the end of the initial term of the Lease with respect to the Leased Property.
          (d) Maintenance of Property; Insurance (other than of the Leased Property). Lessee will, and will cause each of its Subsidiaries to, (a) keep and maintain good and marketable title to all property owned by it subject to no Liens except Permitted Liens and keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain as part of a self-insurance program or with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries (other than the Leased Property), against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.
          (e) Payments. Lessee covenants that (A) subject to the exceptions listed in Section 2.5, Basic Rent as defined in and payable under the Lease shall be in amounts sufficient from time to time to pay (together with the Supplemental Rent) all interest, costs and other charges due under this Agreement (including, without limitation, amounts payable on the Notes, Taxes, all other charges and costs payable pursuant to Sections 2 and 7 of this Agreement) on the dates when any such interest or other charges are due thereunder; (B) the Lease Balance from time to time shall not be less than the sum of the aggregate amount of (1) the Equity Investment, plus (2) the outstanding principal amount of the Note; and (C) the sum of the Lessee Obligation and Lessor Residual Risk Amount shall at all times during the term of the Lease be sufficient to pay the entire outstanding principal amount of the Notes and the Equity Investment.
          (f) Use of Purchase Amount. The proceeds of the Loan and the Equity Investment shall be used for the purchase of the Leased Property, and for transaction and closing costs related thereto. No part of the proceeds of the Loan and the Equity Investment will be used, whether directly or indirectly, for the purchase or carrying of any “margin stock” or to extend credit to others for such purpose or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
          (g) Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof applicable to Lessor or any Lender, an appraisal of the Leased Property is required during the Basic Lease Term under Applicable Law with respect to Lessor’s or any Lender’s interest therein, or the Operative Documents then Lessee shall pay the cost of such appraisal.
          (h) Books and Records. Lessee will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Guarantor in conformity with GAAP.
          (i) Visitation, Inspection, Etc. Lessee will, and will cause each of its Subsidiaries to, permit any representative of Administrative Agent, any of the Lenders or Lessor, at such Person’s expense except following a Lease Default or Lease Event of Default, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as Administrative Agent, any of the Lenders or Lessor may reasonably request after reasonable prior notice to the Lessee; provided, however, if a Lease Event of Default has occurred and is continuing, no prior notice shall be required.
          (j) Information. Lessee will furnish to Lessor, Administrative Agent and Lender such information relating to the business, affairs and financial condition of Lessee and its Subsidiaries as Lessor, Administrative Agent and any of the Lenders may from time to time reasonably request, provided, however, that until Lessee’s financial information is reported separately from Guarantor’s consolidated financial statements, Lessee shall not be required to provide separate financial statements from those of Guarantor’s.
          (k) Further Assurances. Upon the written request of Lessor or Administrative Agent, Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents, to be recorded or filed at such places and times in such manner, as may be necessary to preserve, protect and perfect the interest of Lessor, Administrative Agent and Lender in the Leased Property as contemplated by the Operative Documents.
          (l) Limiting Event. Immediately following the occurrence of a Limiting Event described in clause (i) of the definition thereof and request by Lessor, Lessee agrees to assign to Guarantor all of the obligations of Lessee hereunder, under the Lease and the other Operative Documents on a full recourse basis by written instrument between Lessee and Guarantor pursuant to which all of the rights, duties and obligations of Lessee are assigned by Lessee to Guarantor and all of such rights, duties and obligations of Lessee are assumed by Guarantor. Such instrument shall be accompanied by such certificates of the Lessee Parties, opinions of counsel and amendments and supplements to the other Operative Documents as Lessor and each of the Lenders shall deem necessary to consummate the foregoing. In furtherance of the foregoing, Lessee shall, and shall cause the Lessee Parties to, execute, deliver and perform such other agreements, instruments and documents and make such filings, notices and recordations as may be necessary to preserve the interests of Lessor, and each of the Lenders, and the other Indemnitees and shall otherwise cooperate with such parties and give such further assurances as are reasonably necessary or advisable to effectuate the foregoing.
          (m) Subordination Agreements. Not later than forty-five (45) days after the Closing Date, Lessee shall obtain and deliver to Lessor and the Lenders fully executed Subordination Agreements in the form attached hereto as Exhibit E, provided however that failure of Lessee to deliver the Subordination Agreements as required hereby shall not constitute a Lease Event of Default.
     SECTION 5.2. Covenants of Lessor
          (a) Purchase Amount. The proceeds of the Loan will be used by Lessor solely to acquire the Leased Property and to pay Lessee for certain closing and transaction costs associated therewith. No portion of the proceeds of the Loan will be used by Lessor (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock (or of extending credit to others for such purpose), or (iii) for any purpose in violation of any Applicable Law.
          (b) Books and Records. Upon ten (10) days’ prior written notice, Lessor will permit Administrative Agent, each of the Lenders and their respective representatives to examine, and make copies from, Lessor’s books and records solely with respect to this Transaction and not generally, and to visit the offices and properties of Lessor for the purpose of examining such materials, and to discuss Lessor’s performance hereunder with any of its officers and employees provided, however, if an Event of Default shall have occurred that is not the result of a Lease Event of Default, one (1) Business Day prior notice shall be required.
          (c) Liens. Lessor shall not consent to or suffer or permit any Lessor Lien against the Leased Property, and Lessor shall promptly discharge each Lessor Lien and shall indemnify Administrative Agent, each of the Lenders and Lessee for any diminution in value of the Leased Property resulting from such Lessor Liens.
          (d) Certificate Concerning Accounting. With respect to any Lessor other than the original Lessor hereunder, such Lessor covenants that, as reasonably requested by Lessee from time to time with respect to any accounting period during which the Lease is or was in effect, Lessor will provide to Lessee confirmation of facts concerning Lessor and its assets as is necessary to permit Lessee to determine the proper accounting for the Lease (including updates of the facts set forth in the representations set forth on Exhibit F hereto); except that such Lessor will not be required by this provision to (w) provide any information that is not in the possession or control of Lessor or its Affiliates, (x) disclose the specific terms and conditions of its leases or other transactions with other parties or the names of such parties, (y) make disclosures prohibited by any law applicable to Lessor or The Bank of Tokyo-Mitsubishi UFJ, Ltd., or (z) disclose any other information that is protected from disclosure by confidentiality provisions in favor of such other parties or would be protected if their agreements with Lessor contained confidentiality provisions similar in scope and substance to any confidentiality provisions set forth in the Operative Documents for the benefit of Lessee or its Affiliates. Lessor will represent that information provided by it pursuant to this clause is true and complete in all material respects, but only to the knowledge of Lessor as of the date it is provided.
          (e) Further Assurances. During the term of the Lease, Lessor will take certain actions set forth in clauses (I) – (X) below to facilitate the use of the Leased Property permitted by the Lease; subject, however, to the following terms and conditions:
               (i) This subsection (e) will not impose upon Lessor the obligation to take any action that can be taken by Lessee, Lessee’s Affiliates or anyone else other than Lessor in its capacity as the owner of record title to the Leased Property.
               (ii) Lessor will not be required by this subsection (e) to incur any expense or to make any payments to another Person unless Lessor has received funds from Lessee, in excess of any other amounts due from Lessee under any of the Operative Documents, sufficient to cover all such expenses or payments or other Persons.
               (iii) Lessor will not be required by this subsection (e) to incur or assume any potential liability to another Person.
               (iv) Lessor will have no obligations whatsoever under this subsection (e) at any time when a Lease Default or a Lease Event of Default has occurred and is continuing.
               (v) Lessee must request any action to be taken by Lessor pursuant to this subsection (e), and such request must be specific and in writing delivered to Lessor, Administrative Agent and each Lender.

               (vi) No action may be required of Lessor pursuant to this subsection (e) that could constitute a violation of any Applicable Laws or compromise or constitute a waiver of Lessor’s rights under other provisions of this Agreement or any of the other Operative Documents or that for any other reason is reasonably objectionable to Lessor.
               (vii) The Required Lenders shall have received prior notice of such action and shall have consented thereto, which consent will not be unreasonably withheld if the other conditions above have been satisfied.
During the Basic Lease Term, if reasonably requested by Lessee and subject to the conditions listed above, Lessor will execute or consent to, or exercise or assist Lessee to exercise rights under any: (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Land or the Improvements, (II) release, relocation or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Land or Improvements or any portion thereof, (III) dedication or transfer of portions of the Land not improved with a building, for road, highway or other public purposes, (IV) agreements (other than with Lessee or its Affiliates) for the use and maintenance of common areas, for reciprocal rights of parking, ingress and egress and amendments to any covenants and restrictions affecting the Land or any portion thereof, (V) documents required to create or administer a governmental special benefit district or assessment district for public improvements and collection of special assessments, (VI) instruments necessary or desirable for the exercise or enforcement of rights or performance of obligations under any Permitted Liens or any contract, permit, license, franchise or other right included within the term “Leased Property”, (VII) modifications of Permitted Encumbrances, (VIII) permit applications or other documents required to accommodate any construction permitted by the Lease, (IX) confirmations of Lessee’s rights under any particular provisions of the Operative Documents which Lessee may wish to provide to a third party, or (X) tract or parcel map subdividing the Land into lots or parcels or adjusting boundaries between lots. However, the determination of whether any such action is reasonably requested or reasonably objectionable to Lessor may depend in whole or in part upon the extent to which the requested action may result in a lien to secure payment or performance obligations against Lessor’s interest in the Leased Property, may cause the value of the Leased Property to be less than the Lease Balance (after taking into account any payments made against the Lease Balance that may result from such action), or may impose upon Lessor any present or future obligations greater than the obligations Lessor is willing to accept, despite the indemnifications provided by Lessee herein.
Any and all Claims incurred by Lessor because of any action taken pursuant to this subsection (e) will be the responsibility of Lessee.
          (f) Actions Permitted by Lessee Without Lessor’s Consent. No refusal by Lessor to execute or join in the execution of any agreement, application or other document requested by Lessee pursuant to the preceding subsection (e) will prevent Lessee from itself executing such agreement, application or other document, so long as Lessee is not purporting to act for Lessor and does not thereby create or expand any obligations or restrictions that encumber Lessor’s title to the Leased Property. Further, so long as no Lease Default or Lease Event of Default has occurred and is continuing, Lessee shall do the following in Lessee’s own name and to the exclusion of Lessor during the Basic Lease Term:

               (i) perform obligations arising under and exercise and enforce the rights of Lessee or the owner of the Leased Property under the Purchase Agreement or under Permitted Liens that existed prior to the execution and delivery of the Operative Documents (including the right to receive rents payable pursuant to the Existing Space Leases and to enforce or terminate any Existing Space Lease in the event of any default by the tenant thereunder and including all obligations of the lessor under the Existing Space Leases); and
               (ii) perform obligations arising under and exercise and enforce the rights of Lessee or the owner of the Leased Property with respect to any warranty given by any contractor who has in the past or may during the term of the Lease construct, repair, replace or service any Improvements (including roof, HVAC and elevators) or any building permits given with respect to the Leased Property.
          (g) Waiver of Landlord’s Liens. Lessor waives any security interest, statutory landlord’s lien or other interest Lessor may have in or against computer equipment and other tangible personal property placed on the Land from time to time that Lessee or its Affiliates own or lease from other lessors and which do not constitute Leased Property; however, Lessor does not waive its interest in or rights with respect to equipment or other property included within the “Improvements” as described in the definition thereof. Although computer equipment or other tangible personal property may be “bolted down” or otherwise firmly affixed to Improvements, it will not by reason thereof become part of the Improvements if it can be removed without causing structural or other material damage to the Improvements and without rendering HVAC or other major building systems inoperative and if it does not otherwise constitute Improvements as provided in the definition thereof.
Without limiting the foregoing, Lessor acknowledges that Lessee may obtain financing from other parties for inventory, furnishings, equipment, machinery and other personal property that is located in or about the Improvements, but that is not included in or integral to the Leased Property, and to secure such financing Lessee may grant a security interest under the Texas Uniform Commercial Code in such inventory, furnishings, equipment, machinery and other personal property. Further, Lessor acknowledges that the lenders providing such financing may require confirmation from Lessor of its agreements concerning landlord’s liens and other matters set forth in this subclause (g), and if reasonably requested by Lessee, Lessor will provide such confirmation.
          (h) Confirmation by Lessor. Upon reasonable advance request by Guarantor in connection with Guarantor’s preparation of its annual audited financial statements, Lessor shall deliver to Guarantor a confirmation in the form attached hereto as Exhibit D.
     SECTION 5.3. Covenants of Guarantor
          (a) Certificates. Guarantor agrees that from time to time so long as this Agreement and the other Guarantor Documents are in effect but not more frequently than annually, except upon and after the occurrence and continuance of a Lease Default or Event of Default, it will promptly, but in no event later than fifteen (15) days after request by Administrative Agent, any of the Lenders or Lessor, execute, acknowledge and deliver to Lessor, Administrative Agent, and each of the Lenders a certificate stating: (i) that the Guaranty is unmodified and in full force and effect (or if there have been modifications, that the Guaranty is in full force and effect as modified, and identifying such modification agreements); (ii) whether or not there is an existing Lease Default or Lease Event of Default and, if there is any such Default or Event of Default, specifying the nature and extent thereof and actions, if any, that are being taken to cure such Default or Event of Default; and (iii) whether or not Guarantor believes there to be any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of Guarantor.
          (b) Limiting Event. Immediately following the occurrence of a Limiting Event described in clause (i) of the definition thereof and request by Lessor, Guarantor agrees to assume all of the obligations of Lessee hereunder, under the Lease and the other Operative Documents on a full recourse basis by written instrument between Lessee and Guarantor pursuant to which all of the rights, duties and obligations of Lessee are assigned by Lessee to Guarantor and all of such rights, duties and obligations of Lessee are assumed by Guarantor. Such instrument shall be accompanied by such certificates of the Lessee Parties, opinions of counsel and amendments and supplements to the other Operative Documents as Lessor and each of the Lenders shall deem necessary to consummate the foregoing. In furtherance of the foregoing, Guarantor shall, and shall cause the Lessee Parties to, execute, deliver and perform such other agreements, instruments and documents and make such filings, notices and recordations as may be necessary to preserve the interests of Lessor, each of the Lenders, and the other Indemnitees and shall otherwise cooperate with such parties and give such further assurances as are reasonably necessary or advisable to effectuate the foregoing.
          (c) Relationship of Guarantor and Lessee. Guarantor shall at all times cause Lessee to remain a wholly owned Subsidiary of Guarantor.
          (d) Provisions of the Lennox Revolver Incorporated by Reference. Guarantor shall at all times comply with the following Sections of the Lennox Revolver (as construed for purposes of this subsection in accordance with the provisions set forth below), all of which Sections are hereby incorporated by reference:
     (1) Section 5.01 (which is titled, “Compliance with Laws”);
     (2) Section 5.02 (which is titled, “Insurance”);
     (3) Section 5.03 (which is titled, “Maintenance of Properties and Lines of Business”);
     (4) Section 5.04 (which is titled, “Payment of Taxes”);
     (5) Section 5.05 (which is titled, “Corporate Existence, etc.”);
     (6) Section 5.08 (which is titled, “Environmental Matters”);
     (7) subject to the qualification set out below, Section 5.09 (which is titled, “Transactions with Affiliates”);
     (8) Section 5.10 (which is titled, “Mergers, Consolidation, etc..”);

     (9) Section 5.15 (which is titled, “Financial Covenants”);
     (10) Section 5.18 (which is titled, “Financial and Business Information”);
     (11) Section 5.19 (which is titled, “Inspection; Confidentiality”); and
     (12) Section 5.20 (which is titled, “Books and Records”).
Notwithstanding the incorporation of Section 5.09 of the Lennox Revolver into this Agreement by reference, for purposes of this Agreement, those Sections will not be construed to restrict any payments or transactions between Guarantor and any Subsidiary or between any Subsidiaries of Guarantor that, according to Section 5.16 of the Lennox Revolver (which is titled, “Limitation on Restrictive Agreements”), are not to be restricted.
For purposes of determining requirements, calculations, Lease Defaults or Lease Events of Defaults established in this Agreement or other Operative Documents by reference to the Lennox Revolver, the Lennox Revolver will be construed as if:
     •      the Lennox Revolver continued indefinitely (and obligations of Guarantor remained outstanding thereunder) notwithstanding any expiration or termination thereof;
     •      no modification of, or waiver under, the Lennox Revolver had been executed or granted after the Closing Date other than written modifications or waivers approved in writing by Lessor and the Required Lenders;
     •      the Lennox Revolver required Lessee to deliver to Lessor and Administrative Agent copies of the notices and certificates required by the provisions listed above contemporaneously with the delivery of the original notices and certificates to any agent or lender under the Lennox Revolver (except that (i) in cases where the Lennox Revolver requires notice of any Default or Event of Default, such requirement will be construed to require notice of a Lease Default or Lease Event of Default, and (ii) any certificate of compliance or similar notice required of Guarantor by the Lennox Revolver will include such modifications as may be appropriate to allow Lessor and Lessee to determine compliance with the Operative Documents by Lessee and Guarantor, rather than Guarantor’s compliance with the Lennox Revolver);
     •      the Lennox Revolver required Lessor’s and Required Lender’s approval or consent to anything for which the Lennox Revolver requires the consent or approval of any Agent or Lender thereunder, including any document, instrument or provision that any of the Sections listed above describes as being “in form and substance satisfactory to” (or by words of like effect) any Agent or Lender thereunder.
          (e) Notices. Financials. Guarantor agrees to deliver copies of all financial information that is required to deliver pursuant to clause (d) above to each Lender and to Lessor.

SECTION VI
TRANSFERS BY LESSOR AND LENDERS
     SECTION 6.1. Transfers by Lessor or Lender. Neither Lessor nor Lender shall assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under the Operative Documents or the Leased Property except (a) as provided in the Operative Documents or (b) to The Bank of Tokyo-Mitsubishi UFJ, Ltd., to Mizuho Corporate Bank, or to another bank, investment bank, trust company, capital company, leasing company, insurance company, finance company, commercial credit corporation, pension fund, “qualified institutional buyer” or accredited investors as each are defined under the Securities Act, or other financial institution, or (c) to any of successors or Affiliates of the entities listed in the preceding clause (b) that (1) is organized under the laws of the United States, any state thereof or the District of Columbia, (2) that has a combined capital and surplus (after deduction of the amount of intangible assets) or, if applicable, consolidated tangible net worth, of not less than $50,000,000, (3) in the case of a transfer by Lessor, can make and does make the representations to Lessee set forth on Exhibit D attached hereto, and/or evidences to Lessee’s reasonable satisfaction that it is a “business” as defined under FIN 46 and (4) in the case of a transfer by Lender, can make and does make the representations to Lessee which Lender has made in Section 4.5; provided, however, that if any such transfer includes the transfer of legal title to the Leased Property, Lessor shall have provided Lessee with at least fifteen (15) days prior notice of its intention to convey such title to the Leased Property, together with such information regarding the proposed transferee as is reasonably requested by Lessee, and Lessee shall not have elected to exercise its purchase option as provided in the Lease. However, nothing in this provision will be construed to prevent Lessor or Lender from contractually sharing risks or rewards of the Transaction with third parties (participants) that are not made parties to the Operative Documents.
SECTION VII
INDEMNIFICATION
     SECTION 7.1. General Indemnification. Subject to Section 7.6 hereof, Lessee and Guarantor jointly and severally agree, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to any Closing Date or after the Termination Date, in any way relating to or arising out of:
          (a) the Transaction, any of the Operative Documents or any of the transactions, agreements or instruments contemplated thereby, and any amendment, modification or waiver in respect thereof; or
          (b) the Leased Property or any part thereof or interest therein;
          (c) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation,

rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in the Leased Property or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon or on any other collateral securing the Notes, including, without limitation: (1) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or any part thereof, (4) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement, (6) Claims arising from any public improvements with respect to the Leased Property resulting in any charge or special assessments being levied against the Leased Property or any Claim for utility “tap-in” fees, and (7) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on the Land, Improvements or Leased Property;
          (d) the offer, issuance, sale or delivery of the Equity Investment and Notes;
          (e) the breach or alleged breach by Lessee or Guarantor of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;
          (f) the retaining or employment of any broker, finder or financial advisor by Lessee or Guarantor to act on its behalf in connection with this Agreement, or the incurring of any fees or commissions to which Lessor, Administrative Agent or any of the Lenders might be subjected by virtue of their entering into the transactions contemplated by this Agreement;
          (g) the existence of any Lien on or with respect to the Leased Property, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Property or by reason of labor or materials furnished or claimed to have been furnished to Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by Lessee or Alterations constructed by Lessee, except in all cases the Liens listed as item (a) in the definition of Permitted Liens;
          (h) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;
          (i) any act or omission by Buyer under the Purchase Agreement or any other Operative Document, and any breach of any requirement, condition, restriction or limitation in any Deed; or
          (j) any Breakage Costs;

provided, however, neither Lessee nor Guarantor shall be required to indemnify any Indemnitee under this Section 7.1 for any of the following: (1) any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee, (2) any Claim resulting from Lessor Liens which Lessor is responsible for discharging under the Operative Documents, (3) without limiting the provisions of Section 7.2, any Claim related to the Leased Property to the extent attributable to acts or events occurring after the expiration of the Basic Lease Term and the return of the Leased Property to Lessor so long as Lessor, Administrative Agent, each of the Lenders are not exercising remedies against Lessee or Guarantor in respect of the Operative Documents, (4) any Claim to the extent that such Claim results from the breach by Lessor of any covenant, representation or warranty made by it in any Operative Document, (5) any Claim to the extent that such Claim results from the breach of Lender of any covenant, representation or warranty made by it in any Operative Document and (6) Taxes (in being understood that Section 7.4, rather than this Section 7.1, will govern Lessee’s obligations in regard to Taxes). It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Agreement, the Lease or any other Operative Document.
          SECTION 7.2. Environmental Indemnity. In addition to and without limitation of Section 7.1, Lessee and Guarantor jointly and severally agree to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of the Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorneys’ and/or paralegals’ fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of
               (i) the presence in, on or under the Leased Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials in, on, under, from or onto the Leased Property,
               (ii) any activity, including, without limitation, construction, carried on or undertaken on or off the Leased Property, and whether by a Lessee, Guarantor or any predecessor in title or any employees, agents, contractors or subcontractors of a Lessee, Guarantor or any predecessor in title, or any other Persons, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property,
               (iii) to the extent related in any way to the Leased Property, loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws,
               (iv) to the extent related in any way to the Leased Property any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or
               (v) any residual contamination in, on or under the Leased Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances; in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur prior to or during the Basic Lease Term, at any time during which Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses the Leased Property or any portion thereof, or during any period after and during the continuance of any Lease Event of Default;
provided, however, neither Lessee nor Guarantor shall be required to indemnify any Indemnitee under this Section 7.2 for (1) any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee and (2) any Claim to the extent attributable to acts or events occurring after the expiration of the Basic Lease Term and the return of the Leased Property to Lessor pursuant to the Basic Lease. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Agreement, the Lease or any other Operative Document.
          SECTION 7.3. Proceedings In Respect Of Claims. With respect to any amount that a Lessee or Guarantor is requested by an Indemnitee to pay by reason of Section 7.1 or 7.2, such Indemnitee shall, if so requested by Lessee or Guarantor and prior to any payment, submit such additional information to Lessee or Guarantor as Lessee or Guarantor may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Lessee or Guarantor of the commencement thereof, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee’s choice at Lessee’s expense; and provided further that Lessee and Guarantor jointly and severally may assume and control the defense of such proceeding only if Lessee and Guarantor shall have acknowledged in writing their obligations to fully indemnify such Indemnitee (on and subject to the terms and conditions hereof) in respect of such action, suit or proceeding, Lessee and Guarantor jointly and severally shall pay all costs and expenses related to such action, suit or proceeding as and when incurred and Lessee shall keep such Indemnitee fully apprised of the status of such action suit or proceeding and shall provide such Indemnitee with all information with respect to such action suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of material civil liability (in excess of the amount of any liability insurance coverage maintained in favor of such Indemnitee) on such Indemnitee or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, the Leased Property or any material part thereof unless Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, or (B) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by a Lessee in accordance with the foregoing.
     If Lessee fails to fulfill the conditions to Lessee’s assuming the defense of any claim on or prior to the date that is fifteen (15) days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at Lessee’s and Guarantor’s joint and several expense.
     Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld. Unless a Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of Guarantor, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.
     Upon payment in full of any Claim by Lessee or Guarantor pursuant to Section 7.1 or 7.2 to or on behalf of an Indemnitee, Lessee and Guarantor, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with Lessee and Guarantor and give such further assurances as are reasonably necessary or advisable to enable Lessee and Guarantor vigorously to pursue such claims.
     Any amount payable to an Indemnitee pursuant to Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon, but in no event later than thirty (30) days after, receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.
     If for any reason the indemnification provided for in Section 7.1 or 7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless from any Claim intended to be covered thereby, then Lessee and Guarantor jointly and severally agree to contribute to the amount paid or payable by such Indemnitee as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by Lessee and Guarantor on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Agreement, the Lease or any other Operative Document.
     SECTION 7.4. General Tax Indemnity
          (a) Lessee and Guarantor jointly and severally agree, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, pay or cause to be paid, indemnify and save each Indemnitee, on an After Tax Basis, harmless from and against any and all Impositions.
          (b) Contests. If a written claim for payment is made by any taxing authority against an Indemnitee for any Imposition with respect to which Lessee or Guarantor may be liable for indemnity pursuant to this Section 7.4, such Indemnitee shall give Lessee and Guarantor written notice of such claim promptly after its receipt, and shall furnish Lessee and Guarantor with copies of such claim and all other writings received from the taxing authority to the extent relating to such claim. The Indemnitee shall not pay such claim until at least thirty (30) days after providing Lessee and Guarantor with such written notice, unless required to do so by law or regulation. Subject to the conditions set forth in the following paragraph, Lessee and Guarantor shall be entitled to contest (acting through counsel selected by Lessee and Guarantor and reasonably acceptable to the Indemnitee), and control the contest of, any such claim with respect to an Imposition (a “Tax Claim”) if (i) the contest of the Tax Claim may be pursued in the name of Lessee or Guarantor; (ii) the contest of the Tax Claim must be pursued in the name of the Indemnitee but can be pursued independently from any other proceeding involving a tax liability of such Indemnitee for which Lessee and Guarantor are not responsible or (iii) the Indemnitee requests that Lessee and Guarantor control such contest. In the case of all other Tax Claims, subject to the conditions set forth in the following paragraph, the Indemnitee shall contest the Tax Claim if Lessee and Guarantor shall request that the Imposition be contested, and the following rules shall apply with respect to such contest:
               (1) the Indemnitee shall control the contest of such Tax Claim in good faith taking into account any and all tax consequences to the Indemnitee, including, without limitation, those associated with a recharacterization of the transaction contemplated by the Operative Documents by any taxing authority (acting through counsel selected by the Indemnitee and reasonably acceptable to Lessee and Guarantor),
               (2) the Indemnitee shall not otherwise settle, compromise or abandon such contest without Lessee’s and Guarantor’s prior written consent except as provided in the concluding paragraph to this Section 7.4(b).
          In either case, the party conducting such contest shall consult with and keep reasonably informed the other party and its designated counsel with respect to such Tax Claim, shall provide the other party with copies of any reports or claims issued by the relevant auditing agents or taxing authority as well as related portions of tax returns, and shall consider and consult in good faith with the other party regarding any request, including but not limited to requests (a) to resist payment of Impositions if practical and (b) not to pay such Impositions except under protest if protest is necessary and proper (but the decisions regarding what actions are to be taken shall be made by the controlling party in its sole judgment).
     Notwithstanding the foregoing, no contest with respect to a Tax Claim shall be required or permitted and Lessee and Guarantor shall be required to pay the applicable Impositions without contest, unless:
               (1) within thirty (30) days after notice by the Indemnitee to Lessee and Guarantor of such Tax Claim, Lessee and Guarantor shall request in writing to the Indemnitee that such Tax Claim be contested; provided that if a shorter period is required for taking action with respect to such Tax Claim and the Indemnitee notifies Lessee and Guarantor of such requirement, Lessee and Guarantor shall use reasonable efforts to request such contest within such shorter period,
               (2) no Event of Default has occurred and is continuing,
               (3) there is no risk of sale, forfeiture or loss of, or, except in the case of a Tax Claim involving only disputed state or local property or ad valorem taxes, the creation of a Lien on Lessee’s interest in, the Leased Property as a result of such Tax Claim (other than a Permitted Lien); provided that this clause (3) shall not apply if the Lessee and Guarantor post security satisfactory to the Indemnitee in its sole discretion, or the Imposition is fully paid in either manner specified in clause (5) below,
               (4) there is no risk of imposition of any criminal penalties,
               (5) if such contest involves payment of such Imposition, Lessee and Guarantor shall either advance to the Indemnitee on an interest-free basis, and with no after-tax cost to such Indemnitee, the amount of the Imposition (a “Tax Advance”) or pay such Indemnitee the amount payable by Lessee and Guarantor pursuant to this Section 7.4 with respect to such Imposition,
               (6) Lessee and Guarantor agree to pay (and pay on demand) and with no after-tax cost to such Indemnitee, all reasonable costs, losses and expenses incurred by the Indemnitee in connection with the contest of such claim (including all reasonable legal, accounting and investigatory fees and disbursements),
               (7) except in the case of a Tax Claim involving only disputed state or local property or ad valorem taxes, (A) the Indemnitee has been provided at Lessee’s and Guarantor’s sole expense with an opinion, reasonably acceptable to such Indemnitee, of independent tax counsel of recognized standing selected by Lessee and Guarantor and reasonably acceptable to the Indemnitee to the effect that there is a reasonable basis for contesting such Tax Claim; and (B) the amount of the disputed federal Taxes in controversy, taking into account the amount of all similar and logically related Impositions with respect to the transactions contemplated by the Operative Documents that could be raised in any other year (including any future year) not barred by the statute of limitations, exceeds $50,000;

               (8) Lessee and Guarantor shall acknowledge in writing their liability to indemnify the Indemnitee hereunder, on and subject to the terms and conditions hereof, in respect of such claim if the contest is not successful, and
               (9) in the case of a judicial appeal, no appeal to the U.S. Supreme Court shall be required of the Indemnitee or shall be permitted by Lessee and Guarantor.
     Notwithstanding anything to the contrary contained in this Section 7.4, the Indemnitee at any time may elect to decline to take any action or any further action with respect to a Tax Claim and may in its sole discretion settle or compromise any contest with respect to such Tax Claim without Lessee’s and Guarantor’s consent if the Indemnitee:
               (1) waives its right to any indemnity payment by Lessee and Guarantor pursuant to this Section 7.4 in respect of such Tax Claim (and any other claim for Impositions with respect to any other taxable year and/or with respect to any other claim, the contest of which is effectively precluded by the Indemnitee’s declination to take action with respect to the Tax Claim), and
               (2) promptly repays to Lessee and Guarantor any Tax Advance and any amount paid to such Indemnitee under this Section 7.4 in respect of such Taxes, but not any costs or expenses with respect to any such contest.
     Except as provided in the preceding sentence, any such waiver shall be without prejudice to the rights of the Indemnitee with respect to any other Tax Claim.
          (c) Reports. In the case of any report, return or statement required to be filed with respect to any Impositions that are subject to indemnification under this Section 7.4 and of which the Guarantor or the Lessee has knowledge, the Guarantor or the Lessee, as the case may be, shall promptly notify such Indemnitee of such requirement and, at the expense of the Guarantor and the Lessee (i) if the Guarantor or the Lessee, as the case may be, is permitted (unless otherwise requested by such Indemnitee) by Applicable Law, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Indemnitee or such Indemnitee otherwise requests such report, return or such statement for filing by such Indemnitee in such manner as shall be satisfactory to such Indemnitee and send the same to such Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which such Indemnitee will file any such report, return or statement, the Guarantor or the Lessee shall, upon written request of such Indemnitee, provide such Indemnitee with such information as is reasonably necessary to allow such Indemnitee to file such report, return or statement.
          (d) Forms. If any Indemnitee is not created or organized under the laws of the United States or any state or political subdivision thereof, such Indemnitee will furnish to the Agent upon the request of the Lessee, to the extent required for U.S. federal income tax purposes, Internal Revenue Service Form W-8 BEN or Form W-8 ECI or any subsequent versions of such forms or successors thereto as evidence of such Indemnitee’s complete exemption from the withholding of U.S. federal income tax with respect to indebtedness of the Lessee for federal income tax purposes. Such forms shall be delivered by such Indemnitee (i) on or before the date such Indemnitee becomes a party to any of the Operative Documents and promptly before the expiration, obsolescence or invalidity of any form previously delivered by such Indemnitee and (ii) before or promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Lessee pursuant to this Section 7.4, unless, in the case of either clause (i) or (ii), as a result of the adoption of or a change in applicable law, regulation or, in each case, the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (including any statute, treaty, ruling or regulation by a governmental, judicial or taxing authority), such Indemnitee is not entitled to provide such a form. The Agent and the Lessee shall be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.
     SECTION 7.5. Increased Costs, Etc.
          (a) Alternate Rate. Notwithstanding any other provisions herein, if any requirement of law, regulation, order or decree or any change therein or in the interpretation or application thereof shall make it unlawful for Lessor or Lenders to make or maintain or supply the Equity Investment or the Loan respectively, at a rate based on the LIBOR Rate as contemplated by the Operative Documents, then the Loans and Equity Investment outstanding, if any, shall, if and when required by such law, be converted automatically to bear interest at a rate reasonably comparable to the applicable LIBOR Rate, plus the Applicable Margin or other applicable amount pursuant hereto or, if such rate is not available, at the Alternative Rate. If any such conversion of the interest or yield rate applicable to the Loans and Equity Investment is made on a day which is not the end of a Rent Period, Lessee shall pay, on a pro rata basis, to Lessor and each of the Lenders, as applicable, on such conversion date interest at the related LIBOR Rate, plus the Applicable Margin or other applicable amount pursuant hereto on the outstanding principal amount of the Loan and the Equity Investment to the date of such automatic conversion and, upon the request of Lessor or any Lender, shall pay to Lessor or such Lender such other amount or amounts as may be necessary to compensate such party for any loss or expense which such party deems to be material and which has been sustained or incurred by such party as a result of such conversion. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Lessor or any Lender to Guarantor shall be conclusive absent manifest error. As soon as practicable, each of the Lenders and Lessor shall notify Guarantor of any event of which it has knowledge occurring after the date of this Agreement, which will cause or is likely to cause a conversion of the interest or yield rate applicable to the Loan or the Equity Investment, as applicable, pursuant to this Section 7.5, and each of the Lenders or such Funding Party shall designate a different funding office or take such other action to avoid the need for, or to reduce the amount of compensation related to, such conversion of the interest or yield rate applicable to Purchase Amounts which would not, in the sole opinion of Lender or Lessor, be otherwise disadvantageous to each of the Lenders or the Funding Parties.
          (b) Regulatory Changes. If any Regulatory Change occurring after the date hereof:
               (i) shall subject any of the Lenders to any tax, duty or other charge with respect to any Note (or its participation therein) or the Equity Investment, or any of

Lenders’ or Lessor’s obligations or right to acquire or hold any Note or the Equity Investment, as applicable or to provide funding, liquidity, credit or asset purchase support to a commercial paper conduit in respect of any of the foregoing (or with respect to its participation in any of the foregoing) or shall change the basis of taxation of payments to each of the Lenders of the principal or interest on any Note (or its participation in any of the foregoing) or to Lessor of the principal or yield on the Equity Investment, or any other amounts due hereunder or under any funding, liquidity, or credit support agreement it may have with a commercial paper conduit (collectively, a “Covered Document”) or Lenders’ or Lessor’s obligations or rights, if any, to acquire or participate in any Note or the Equity Investment, as applicable or to provide funding, liquidity, credit or asset purchase support to a commercial paper conduit in respect of any of the foregoing (or with respect to its participation in any of the foregoing) (except for changes in the rate of tax on or determined by reference to the overall net income of each of the Lenders or Lessor or franchise tax based on capital or net income of each of the Lenders or Lessor imposed by the United States of America or any state); or
               (ii) shall impose upon any of the Lenders or Lessor, modify or deem applicable any reserve, special deposit or similar requirement against assets of any of the Lenders or Lessor, deposits or obligations with or for the account of any of the Lenders or Lessor or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board to be an Affiliate) of any of the Lenders or Lessor, as applicable or credit extended by any of the Lenders or Lessors; or
               (iii) shall change the amount of capital maintained or required or requested or directed to be maintained by any of the Lenders or Lessor; or
               (iv) shall impose any other condition affecting any Note (or its participation therein) or the Equity Investment or any of Lenders’ or Lessor’s obligations or right to acquire or hold any Note or the Equity Investment, as applicable or to provide funding, liquidity, credit or asset purchase support to a commercial paper conduit in respect of any of the foregoing (or with respect to its participation in any of the foregoing);
and the result of any of the foregoing is or would be
    (I) to increase the cost to (or impose a cost on) each of the Lenders funding or acquiring or holding any Note or to Lessor, or loans or other extensions of credit under any Covered Document or any obligation or commitment of such Lenders or Lessor with respect to any of the foregoing,
    (II) to reduce the amount of any sum received or receivable by a Lender or Lessor as successor in interest to a commercial paper conduit under this Agreement or under any Covered Document (or its participation in any of the foregoing), or
    (III) to reduce the rate of return on the capital of a Lender or Lessor as a consequence of its obligations under the Covered Documents (or its participation therein) to a level below that which such Lender or Lessor, as applicable, could otherwise have achieved, in each such case by an amount reasonably deemed by such Lenders or Lessor to be material, then prior to the next scheduled Payment Date, and in any case within 30 days after demand by such Lenders or Lessor (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), then Lessee shall pay directly to such Lenders and Lessor, as applicable, such additional amount or amounts as will compensate each of the Lenders for such additional or increased cost (net of any savings) or such reduction (the “Yield Protection Amount”).
In determining any amount provided for or referred to in this Section 7.5(b), such affected Lenders and Lessor may use any reasonable averaging and attribution method that each (in its sole discretion) shall deem applicable. Any of the Lenders or Lessor when making a claim under this Section 7.5(b) shall submit to Lessee a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of error, be conclusive and binding upon Lessee. None of the Lenders or Lessor shall be entitled to recover any Yield Protection Amount under this Section 7.5(b), incurred or accrued more than 180 days prior to the notice described in this Section 7.5(b), unless the Regulatory Change giving rise to such Yield Protection Amount is retroactive in its application to such Lenders or Lessor, as applicable.
          (c) Compliance with Laws. If Lessor or any Lender (each, a “Funding Party”) shall have determined that compliance by such Funding Party with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Funding Party with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Funding Party’s capital as a consequence of such Funding Party’s obligations hereunder to a level below that which such Funding Party could have achieved but for such compliance (taking into consideration such Funding Party’s policies with respect to capital adequacy immediately before such compliance and assuming that such Funding Party’s capital was fully utilized prior to such compliance) by an amount deemed by such Funding Party to be material, then, within thirty (30) days after demand on Lessee, Lessee shall pay, on a pro rata basis, to such Funding Party as are so affected such additional amounts as shall be sufficient to compensate such Funding Parties for such reduced return. A certificate of an officer of any such Funding Party setting forth the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, such Funding Party may use any reasonable averaging and attribution methods.
          (d) Calculation of Amounts Owed. If a Funding Party becomes entitled to claim any additional amounts pursuant to this Section 7.5, it shall promptly notify Guarantor thereof. A certificate as to any additional amounts payable pursuant to the foregoing submitted by a Funding Party to Guarantor shall be conclusive absent manifest error. For purposes of the application of this Section 7.5, and in calculating the amount necessary to compensate such Funding Party for any imposition of or increase in capital requirements, such Funding Party shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section.
          (e) Reserve Requirements. If any Funding Party shall, at any time, incur costs associated with reserve requirements pursuant to Regulation D in connection with the making or maintenance of any Purchase Amount, and if such costs are not already reflected in the formula for the computation of LIBOR as set forth in the definition thereof, then Lessee shall immediately pay, on a pro rata basis, such costs to such Funding Party in accordance with Section 7.5(d).
          (f) Failure to Accept Purchase Amounts. Each of Lessee and Guarantor, jointly and severally, shall indemnify each Funding Party against any loss, funding cost, expense or loss of earnings, which such Funding Party may, as a consequence of Lessee’s failure to accept the proceeds of the Loan and the Equity Investment on the Closing Date, failure to make a payment on the due date thereof or the payment, prepayment or conversion of the Loan or the Equity Investment (including pursuant to Article XIV of the Lease) subject to LIBOR Rate options hereunder on a day other than a Payment Date, sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain such or any part thereof. If a Funding Party becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Administrative Agent, which shall promptly notify each of the Lenders and Guarantor thereof.
SECTION VIII
MISCELLANEOUS
     SECTION 8.1. Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Agreement and any of the Operative Documents, the transfer of the Leased Property to Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of Lessor in the Leased Property, the purchase and sale of the Notes, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.
     SECTION 8.2. Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be addressed to such parties at the addresses therefor as set forth in Schedule 8.2, as such other address as any such party shall specify to the other parties hereto, and shall be deemed to have been given (i) the Business Day after being sent, if sent by overnight courier service; (ii) the Business Day sent, if sent by messenger; (iii) the day sent, if sent by facsimile or electronically during business hours of a Business Day (or on the next Business Day if otherwise sent by facsimile after business hours) and confirmed in writing via the means set forth in clauses (i) and (ii) hereof; or (iv) three (3) Business Days after being sent, if sent by registered or certified mail, postage prepaid.

     SECTION 8.3. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
     SECTION 8.4. Amendments; Release. No Operative Document may be terminated, amended, supplemented, waived or modified with respect to Lessee, Guarantor or any Funding Party, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Lessee or Guarantor, with the written agreement or consent of Lessee or Guarantor, and (b) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Funding Parties, with the written agreement or consent of each of the Funding Parties; provided, however, that subject to Sections 7.1 and 7.2 of the Credit Agreement, no such termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of Lessor, Administrative Agent and each of the Lenders, be made hereto or to the Lease, the Credit Agreement or the Guaranty. Notwithstanding anything contained herein or in any other Operative Document to the contrary, no Operative Document, or portion thereof, may be amended, modified, supplemented or waived except by a written instrument and any such amendment, modification, supplement or waiver other than in writing shall be unenforceable and ineffective.
     SECTION 8.5. Headings, etc. The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.
     SECTION 8.6. Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement is intended for the benefit of any Person except the parties hereto, the Authorities and their respective successors and permitted assigns.
     SECTION 8.7. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS
          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
          (b) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF TRUSTEE, LENDERS, HOLDER, LESSEE, GUARANTOR OR LESSOR SHALL BE BROUGHT AND MAINTAINED IN THE

COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE OPTION OF LESSOR OR TRUSTEE ACTING AT THE DIRECTION OF THE REQUIRED LENDERS, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.
          (c) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OTHER PARTY HERETO. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SUCH PARTY ENTERING INTO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.
     SECTION 8.8. Expenses. To the extent not paid from the proceeds of the Loan or the Equity Investment in the event Lessee and Guarantor, jointly and severally, agree to pay, as Supplemental Rent, all reasonable and documented out-of-pocket costs and expenses of Lessor, Administrative Agent and each of the Lenders in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel to such parties) and of Lessor, Administrative Agent and each of the Lenders in connection with the enforcement of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel to such parties). All references in the Operative Documents to “attorneys’ fees” or “reasonable attorneys fees” shall mean reasonable attorneys’ fees actually incurred, without regard to any statutory definition thereof.
     SECTION 8.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 8.10. Limited Liability of Lessor. Notwithstanding anything to the contrary herein or in any of the other Operative Documents, each of Administrative Agent, Lessee, Guarantor and each of the Lenders agrees that, except as expressly set forth below, (a) all payments to be made by Lessor in respect of the Loan, the Notes, the Participation Agreement and the other Operative Documents shall be made solely from certain payments received pursuant to the Lease and the Guaranty and proceeds of the Leased Property and only to the extent that Lessor or Administrative Agent shall have received sufficient payments from such sources to make payments in respect of the Loan in accordance with Section 3 of the Credit Agreement; (b) none of Lessor, each Affiliate of Lessor and each shareholder, partner, officer, director and employee of Lessor and each Affiliate of Lessor (collectively, the “Lessor Related Parties”) shall have any personal liability to Lessee, Guarantor, Administrative Agent, any Lender or any other Person or any successor or assign of any of the foregoing persons for any claim or obligation based on or in respect of any of the Operative Documents (including, without limitation, the repayment of the Loan) or arising in any way from the transactions contemplated by the other Operative Documents, and (c) no such party shall have any recourse to Lessor or any Lessor Related Party, except that this provision will not excuse or limit the personal liability of Lessor or any Lessor Related Party with respect to (i) Lessor’s Liens claimed by, through or under Lessor or such Lessor Related Party, (ii) its gross negligence or willful misconduct, and (iii) solely in favor of the Administrative Agent and Lenders with respect to the Loan, any interest the Administrative Agent and Lenders may have in or claim to the Lessor Collateral; provided, however, that nothing in this Section 8.10 shall prevent recourse by Lessee to all estate, right, title and interest of Lessor in and to the Leased Property with respect to breaches by Lessor of its express obligations in the Lease.
     SECTION 8.11. Closing. If this Agreement is executed and delivered prior to the Closing Date, the parties hereto agree that neither Lessor nor any Lender shall be obligated to close the transaction and fund the Loan and the Equity Investment, as applicable, after July 30, 2006.
     SECTION 8.12. Existing Lennox Leases. The parties hereto agree that, effective as of the Closing Date, each of the Existing Lennox Leases shall terminate and be deemed to have been replaced in its entirety by the Lease.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

LENNOX PROCUREMENT COMPANY INC., as Lessee
By:	/s/ Gregory A. Moseman
	Name:	Gregory A. Moseman
	Title:	Assistant Treasurer

LENNOX INTERNATIONAL, INC., as Guarantor
By:	/s/ Gary A. Larson
	Name:	Gary A. Larson
	Title:	Vice President, Treasurer

BTMU CAPITAL CORPORATION, as Lessor
By:	/s/ Cheryl A. Behan
	Name:	Cheryl A. Behan
	Title:	Senior Vice President

MHCB (USA) LEASING AND FINANCE CORPORATION, as Lender and Administrative Agent
By:	/s/ Victor Mora
	Name:	Victor Mora
	Title:	Vice President

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